UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2025

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54554	45-1226465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

701 Wild Rose Lane
Elk City, Idaho 83525
(Address of Principal Executive Offices and Zip Code)

(760) 295-7208
(Issuer’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TSOI	OTC Markets

Item 8.01 Other Events – Letter to Shareholders and Interested Parties.

To All Shareholders and Interested Parties,

On or about February 15, 2025, the Board of Directors of Therapeutic Solutions International, Inc. (“TSOI”), by unanimous approval, and with the unanimous approval of the Preferred A Stock holders representing at least 51% of all shareholders with the right to vote, pursuant to Nevada Revised Statutes Section NRS 78.215, has approved a one-time loyalty dividend, to be awarded to stockholders of TSOI in subsidiary Breathe Biologics, Inc., a Delaware stock corporation (“BRTH”). To receive the dividend by future election you must hold TSOI common at the market close of March 03, 2025. The dividend rate of conversion shall be for every share of TSOI common you will receive 0.001293129082553 shares of BRTH.

TSOI, which owns 22,500,000 (86.53%) of the shares of BRTH common stock, would like to issue a loyalty dividend consisting of 7,500,000 shares of its holdings in BRTH to TSOI shareholders at a ratio of 0.001293129082553 shares of BRTH stock for each one (1) share owned in TSOI stock (0.001293129082553:1), as of March 03, 2025 (“Dividend Offer Date”). The Dividend Offer will remain open for Sixty (60) days from the Dividend Offer Date to May 3, 2025.

On or about May 03, 2025, a second 8-K will be published containing as exhibits the form(s) you will be required to fill out if you elect to receive this one time loyalty dividend. Once you have the form filled out you will need to include a statement from your brokerage account showing that you held shares in TSOI on March 3, 2025, and the quantity held and either send by email to TSOI or by postal mail at the addresses that will be provided on the form. TSOI will return a Book Entry Statement in the name you used in the forms.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

(99.1)	TSOI Board Minutes
(99.2)	BRTH Board Minutes
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2025

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Timothy Dixon	By:	/s/ Thomas Ichim
Timothy Dixon		Thomas Ichim
Chief Executive Officer, Director		Director